As filed with the Securities and Exchange Commission on April 28, 2015
Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNI-PIXEL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3081	75-2926437
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

8708 Technology Forest Pl, Ste 100
The Woodlands, TX 77381
(281) 825-4500
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff A. Hawthorne
Chief Executive Officer
Uni-Pixel, Inc.
8708 Technology Forest Place, Suite 100
The Woodlands, Texas 77381
(281) 825-4500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
Kevin Friedmann, Esq.
Blake Baron, Esq.
Richardson & Patel, LLP
1100 Glendon Avenue, 8th Floor
Los Angeles, California 90024
(310) 208-1182
(310) 208-1154 — Facsimile

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Primary Offering
Common Stock
Preferred Stock
Warrants to Purchase Common or Preferred Stock
Units
Total for Primary Offering			$75,000,000	$8,715

Secondary Offering
Common Stock (4)	4,885,625	$6.27	$30,632,868.75	$3,559.54
Total for Secondary Offering	4,885,625	$6.27	$30,632,868.75	$3,559.54

Total for Primary and Secondary Offerings			105,632,868.75	$12,274.54

(1) With respect to the primary offering, the securities are being registered as an indeterminate number which shall have an aggregate offering price not to exceed $75,000,000. In addition, up to 4,885,625 shares of common stock may be sold from time to time pursuant to this Registration Statement by the selling stockholders named herein. This Registration Statement shall also cover any additional securities to be offered or issued resulting from share splits, share dividends, recapitalizations or similar transactions.
(2) With respect to the primary offering, the proposed maximum aggregate offering price has been estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The proposed maximum offering price per unit and the proposed maximum aggregate offering price for the offering made by the selling stockholders have been estimated pursuant to Rule 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee.
(3) The registration fee is based on the average high and low prices reported for the shares of common stock as reported by the NASDAQ Capital Market as of April 24, 2015, which date is within five business days of the filing of this registration statement.
(4) Includes the following shares of common stock (i) 1,867,252 shares issuable upon conversion of $15,000,000 principal amount of senior secured convertible notes and interest thereon issued to the selling stockholders in a private placement on April 16, 2015; (ii) issuable upon exercise of 1,151,121 warrants issued to the selling stockholders in a private placement on April 16, 2015; and (iii) an additional 1,867,252 additional shares contractually required to be registered and included in this prospectus as a 100% share reserve for the senior secured convertible notes.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 28, 2015

PROSPECTUS

$75,000,000
Common Stock, Preferred Stock, Warrants and Units

and

4,885,625 Shares of Common Stock Offered by Selling Stockholders
__________________________________

By this prospectus and an accompanying prospectus supplement, we may from time to time offer and sell, in one or more offerings, up to $75,000,000 in any combination of common stock, preferred stock, warrants, and units. We will provide you with more specific terms of these securities in one or more supplements to this prospectus.  You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Also, the selling stockholders identified in this prospectus may, from time to time, offer and sell up to an aggregate of 4,885,625 shares of our common stock, which includes (i) 1,867,252 shares that the selling stockholders have the right to receive upon the conversion of $15,000,000 principal amount and interest on 9% Senior Secured Convertible Notes due April 16, 2016, which were issued to selling stockholders in a private placement that closed on April 16, 2015 (the “Notes”); and (ii) 1,151,121 shares issuable upon exercise of warrants we issued in conjunction with the sale of the Notes, which we refer to as the “Warrants”. In addition, the aggregate shares being registered for the selling stockholders includes 1,867,252 shares of our common stock required to be registered under the terms of the securities purchase agreement and registration rights agreement executed in connection with the sale of the Notes and Warrants. To the extent the shares offered by this prospectus are not issued pursuant to the terms of the Notes and the Warrants, we will deregister them. See the section of this prospectus titled “Selling Stockholders”.

We or any selling stockholder may offer these securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We or any selling stockholder may offer and sell these securities to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution for any sales we make. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

We have agreed to pay certain expenses in connection with the registration of the shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

Our common stock is traded on the NASDAQ Capital Market under the symbol "UNXL."  On April 24, 2015, the last reported sale price of our common stock on the NASDAQ Capital Market was $6.20 per share.

An investment in our common stock involves a high degree of risk.  See “Risk Factors” on page 8 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process.  Under this shelf process, we or any selling stockholder may sell the securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities which may be offered.  Each time we offer securities for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. If required for the particular sale, we will also provide a prospectus supplement when a selling stockholder offers securities for sale hereunder that contains specific information about the terms of that offering. Any prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement that contains this prospectus (including the exhibits thereto) contains additional important information about us and the selling stockholders and the securities we or any selling stockholder may offer under this prospectus. Specifically, we have filed certain legal documents that establish the terms of the securities offered by this prospectus as exhibits to the registration statement.  We will file certain other legal documents that establish the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC.  You may obtain copies of that registration statement and the other reports and documents referenced herein as described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we file or previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective date.  Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “the Company” or “Uni-Pixel” refer to Uni-Pixel, Inc. and its subsidiaries.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward-looking statements in this prospectus and any accompanying prospectus supplement include, without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage growth and competition; and (iii) other risks and uncertainties indicated from time to time in our filings with the SEC.  Important factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, the rate and degree of market acceptance of our products, our ability to develop and market new and enhanced products, our ability to obtain financing as and when we need it, competition from existing and new products and our ability to effectively react to other risks and uncertainties described from time to time in our SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility.

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to publicly update or review any forward-looking statement.

OUR BUSINESS

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

About Uni-Pixel, Inc.

We believe we are one of the technology leaders in the optical design and manufacturing of large area microstructured polymer film materials and related technologies for the display, flexible electronics, energy, transportation and entertainment industries.  Our microstructured polymer films, which we refer to as Performance Engineered Films (PEFs), are designed to lower the cost and improve functionality and performance of devices in the markets they address.  We make transparent conductive films and flexible electronic films based on our proprietary manufacturing process for high volume, roll to roll printing of flexible thin-film conductor patterns. The process offers precision micro-electronic circuit patterning and modification of surface characteristics over a large area on an ultra-thin, clear, flexible, plastic substrate. These films may be incorporated into touch sensors, capacitive switches, general lighting, automotive, antenna, display and shielding applications.  We intend to sell the touch screen films, under the brand, as sub-components of a touch sensor module.

In addition to the flexible electronic films described above, we are developing a hard coat resin that can be applied using film, spray or inkjet coating methods for applications as protective cover films, a cover lens replacement or a conformal hard coat for plastic components. We plan to sell our hard coat resin and optical films under the Diamond Guard™ brand.

Recent Developments

Atmel Corporation Asset Acquisition and License Agreements

On April 16, 2015 (the “Closing Date”), the Company’s wholly-owned subsidiary, Uni-Pixel Displays, Inc. (“Displays”), acquired from Atmel Corporation (“Atmel”), pursuant to the terms of a Purchase and Sale Agreement, a Patent License Agreement, an IP License Agreement, a Bill of Sale and Assignment and Assumption Agreement and two leases for real property, certain assets used for the production of capacitive touch sensors comprised of fine lines of copper metal photo lithographically patterned and plated on flexible plastic film (the “Touch Sensors”). $450,000 was paid for the machinery, parts and equipment needed to manufacture the Touch Sensors and the existing inventory on hand. Displays paid this amount with a secured promissory note due on or before the earlier of (i) the second anniversary of the Closing Date or (ii) the sale of equity and/or debt securities after the Closing Date pursuant to which Displays or any affiliate of ours receives gross proceeds of no less than $5 million. While the promissory note is secured, the security interest will be subordinate to the security interest held by the Investors, as discussed below. Interest accrues on the unpaid principal amount at a rate equal to 2% per annum compounded semi-annually and is to be paid in arrears semi-annually, commencing with the six-month anniversary of the Closing Date. Displays has granted to Atmel a security interest in the purchased assets and all accounts receivable subsequently arising from Display’s manufacture and sale of Touch Sensors and all proceeds therefrom. Pursuant to the Purchase and Sale Agreement, Displays assumed certain liabilities of Atmel, including open purchase and supply orders, related to the Touch Sensor business.

Through the Patent License Agreement, Atmel licensed to Displays a non-sublicensable, worldwide, royalty-bearing license under its Touch Sensors patents to make or have made, use, offer for sale, sell, and import the Touch Sensors. In consideration for this license, Displays agreed to pay an annual royalty fee during the initial five year term of the license (the “Initial Term”) of the greater of $3.25 million or 3.33% of the total net sales (as defined in the Patent License Agreement) of the Touch Sensors during the Initial Term. Displays has the right to renew the license for a term of 10 years. If Displays exercises this right, the annual royalty fee will consist of 2.5% of the total net sales of the Touch Sensors until it reaches a total of $16.75 million, at which time no further annual royalty fees will be due. Upon execution of the Patent License Agreement, Displays paid a non-refundable, non-returnable prepayment of minimum annual royalty fees of $9.33 million (the “Royalty Prepayment”). The Royalty Prepayment will be applied to the annual royalty fees Displays owes under the Patent License Agreement. If, during the Initial Term, Displays’ cash balances as of the quarter end immediately prior to the date of the royalty period to which an unpaid annual royalty relates is less than $30 million, it may pay the annual royalty fee with a secured promissory note. If Displays decides to pay the annual royalty fee with a secured promissory note, the security interest will be subordinate to the security interest held by the Investors, as discussed below. Atmel has agreed that it will not enter into a license agreement for the licensed patents that is effective prior to the second anniversary of the Closing Date.

Through the IP License Agreement, Atmel licensed to Displays a non-sublicensable, worldwide, royalty-free license to the intellectual property necessary to make or have made, use, offer for sale, sell, and import the Touch Sensors. The term of the IP License Agreement is co-extensive with the term of the Patent License Agreement. Atmel has agreed that it will not enter into a license agreement for the licensed intellectual property that is effective prior to the second anniversary of the Closing Date.

As part of the asset acquisition, Displays also entered into leases with Atmel Corporation for Building 2 and Building 4, both of which are located at 1150 E. Cheyenne Mountain Boulevard, Colorado Springs, Colorado. The term of each lease is 18 months (the “Primary Lease Term”). The term of each lease may be extended for two additional six month periods. During the Primary Lease Term, the initial base rent for each of Building 2 and Building 4 will be $100. During the first renewal term, the monthly base rent for Building 2 will be $5,625 and during the second renewal term the monthly base rent will be $8,437.50. During the first renewal term, the monthly base rent for Building 4 will be $39,375 and during the second renewal term the monthly base rent will be $59,062.50. Aside from the base rent, Displays is responsible for the payment of its share of operating expenses attributable to the buildings, real estate taxes attributable to the buildings, sales and personal property taxes, utilities and additional services provided by Atmel (as defined in the leases). We believe that Building 2 and Building 4 are currently suitable for the operations related to the manufacture and distribution of the Touch Sensors.

Displays also acquired from CIT Technology Limited, an FLT (Fine Line Technology) Patent License Agreement and an FLT (Fine Line Technology) Intellectual Property License Agreement and entered into an agreement for the provision of manufacturing and technology transfer services.

The Financing

Concurrent with the consummation of the transactions described above, on the Closing Date and pursuant to a Securities Purchase Agreement, we sold $15 million in Senior Secured Convertible Notes (the “Notes”), together with warrants for the purchase of 1,151,121 shares of our common stock (the “Warrants”), to two accredited investors (the “Investors”). The number of shares of common stock subject to the Warrants equaled 65% of the number of shares of common stock the Investors would receive if the Notes were converted at the Conversion Price (as defined below) on the trading day immediately prior to the Closing Date.

The Notes accrue simple interest at the rate of 9% per year (“Interest”). The Notes together with all accrued and unpaid Interest are due and payable on April 16, 2016 (the “Maturity Date”). The Investors may, at any time, elect to convert the Notes into shares of our common stock at the conversion price, subject to certain beneficial ownership limitations. The conversion price will be $8.47 per share (the “Conversion Price”), subject to adjustment as set forth in the Notes for stock splits, dividends, recapitalizations and similar events, which equaled 110% of the last closing price of our common stock prior to the execution and delivery of the Securities Purchase Agreement.

Each of the Notes is subject to voluntary conversion, in whole or in part, into shares of our common stock at the option of the Investors.

Provided there has been no Equity Conditions Failure, as defined in the Notes, we will pay the Installment Amount, as defined in the Notes, by converting all or some of the Installment Amount into common stock. However, we may also, at our option, pay the Installment Amount by redeeming the Installment Amount in cash or by any combination of cash and common stock.

In conjunction with the issuance of the Notes and the Warrants, we agreed to (i) file a registration statement covering 200% of the maximum number of shares underlying the Notes and the maximum number of shares underlying the Warrants and (ii) seek stockholder approval for the issuance of all shares underlying the Notes and the Warrants within 60 days of closing.

We are to use commercially reasonable efforts to have the registration statement declared effective within 90 days after the Closing Date. Delays in the effective date of the registration statement, as well as the unavailability of the registration statement after the Closing Date or a failure to keep our public information current (each, a “Registration Default”), will result in the Company paying an amount of 1% of the purchase price on the occurrence of each such Registration Default and 1% per month (or a portion thereof pro rata) that such Registration Default continues to exist.  We are not required to pay Registration Delay Payments at times when the Investors can freely sell our common stock pursuant to Rule 144 without restriction or limitation.

Investors in the offering have the right to participate for no less than 35% of any future offering of our securities until the second anniversary of the Closing Date.

So long as we have satisfied, or the Investors have waived, certain conditions set forth in the Securities Purchase Agreement, the Investors have committed to investing an additional $5 million that will be funded on our request within ten trading days of (a) our receipt of stockholder approval of the financing and (b) the day the registration statement is declared effective. For additional information regarding the issuance and terms of those Notes and Warrants, see "Private Placement of Convertible Notes and Warrants" below.

Our Proprietary Technologies

We focus our research and development on projects that will generate short term revenue that will lead to long term high volume product purchases.  In addition to research and development, we may work on related projects if they are customer funded.  Of our 35 employees, the majority have degrees or advanced degrees in physics, mathematics, chemistry, materials science, or optics.  Historically our development efforts have yielded numerous patents, as well as trade secrets and manufacturing know how that we believe gives us a competitive advantage with respect to our current intellectual properties. In May 2010, we sold 20 U.S. patents, 104 patent applications, and 23 foreign patents.  As of February 26, 2015, we have 6 U.S. patents issued, 1 Japanese patent issued, 1 Korean patent issued and 230 patent applications filed.  This includes 120 Paris Convention Treaty (PCT) patent applications which can still be individually filed in up to 172 different countries, including the U.S.  There are 52 applications filed already in the U.S.  We have also filed 58 patent applications in Taiwan, which is not a member of the PCT.  All of the patent applications, barring unforeseen problems, are expected to provide patent protection in many additional countries including China, Japan, South Korea, India and Europe.

Our patent-pending Copperhead process uses a high-fidelity manufacturing process to create complex micro-electronic patterns that enable revolutionary new electronic printed circuits, such as projected capacitive touch sensors.  Uni-Pixel believes that the Copperhead process can dramatically simplify and reduce the complexity, cost and risk of manufacturing touch sensors and other electronic circuit applications.  We are targeting films made by a combination of the Atmel XSense, the FLT and the Copperhead process as an alternative to traditional indium tin oxide (“ITO”) coated transparent materials used in a variety of electronic products.  By replacing the ITO in a display device we can lower the device production cost, reduce the product thickness and weight, and improve the overall efficiency and performance. Furthermore, this process is adaptive with polymer substrates and as a result may enable the production flexible displays.

Additionally, during the development of our PEF technology we were able to produce an ultra-hard coat that we apply to base films and substrates to produce our Diamond Guard® Film technology and product line. We believe our in house design and prototyping capabilities along with our toll manufacturing partners allows us to be one of the low cost producers for micro-structured and hard coated films for our markets of interest.

Our Target Markets

We are currently focusing our efforts on applications of our PEFs in the following areas:

Transparent Electrically Conductive Films

Our recent combination of the Atmel XSense, the FLT and the Copperhead process enables us to enter a large and growing market for transparent touch screens. We believe this technology is a superior replacement to ITO as the transparent conducting layer in a touch screen device. Based upon calculations derived from DisplaySearch forecasts of the worldwide touch panel market, we believe that the worldwide film market for touch sensors could be $3 billion-$5 billion dollars per year over the next five years. Our transparent electronically conductive films can be produced based on the combination of the Atmel XSense, the FLT and the Copperhead process at low cost and on large flexible polymer substrates. We believe this enables manufacturers to effectively produce large area touch screens at commercially viable costs with enhanced performance and functionality. In addition, we believe that the insertion of this technology into smaller devices will lead to thinner, lighter, lower cost and higher efficiency products. We intend to sell the touch screen films as sub-components of a touch sensor module.

We are currently working with touch screen manufacturers and end users to design products based on our technological achievements or know-how.

Diamond Guard Cover Glass replacement and Protective Cover Films

We have designed, developed and demonstrated large scale production of micro-structured and hard coated films for use as cover glass replacement and protective cover films for touch and multi touch electronic computing devices.  We are currently shipping our Diamond Guard hard coat to end users both domestically and internationally.  We believe that our Diamond Guard hard coat films are unique in the market as compared to other similar products because our hard coat and surface treatments offer better functional specifications as compared to competitive films.  In addition to better features, our roll-to-roll production capabilities result in low production costs which allow us to competitively price our product at or below the price of other products in the market today. We sell our films under the Diamond Guard hard coat brand as well as private labels.  We are currently in discussions with various original equipment manufacturers, touch panel module manufacturers and consumer product manufacturers for incorporation of our product into their product lines, although we cannot guarantee that any of these manufacturers will purchase our product.

Corporate Information

Our facilities and executive offices are located at 8708 Technology Forest Place, Suite 100, The Woodlands, Texas, 77381, and our telephone number is (281) 825-4500. We were incorporated in Delaware on May 24, 2001.  Additional information about us is available on our website at www.unipixel.com.  The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this prospectus.  Our common stock, par value $0.001 per share, is currently traded on The NASDAQ Capital Market under the ticker symbol “UNXL.”

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus.  For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

THE SELLING STOCKHOLDERS’ OFFERING

Common stock offered by the selling stockholders
Up to 4,885,625(1) shares consisting of:

• 1,770,956 shares issuable upon conversion of the Notes;
• 96,296 shares issuable if all interest is paid in shares;
• 1,151,121 shares issuable upon exercise of the Warrants;
• 1,867,252 additional shares contractually required to be registered and included in this prospectus as a 100% share reserve for the Notes.

Common stock outstanding(1)
12,489,065 shares as of April 24, 2015; 15,411,142 shares after the offering, assuming full conversion of the Notes at the initial conversion price of $8.47 and full exercise of the Warrants at the initial exercise price of $9.63 but excluding any shares potentially issuable as interest payments(2).

Terms of the offering	The selling stockholders will determine when and how they sell the common stock offered in this prospectus, as described in "Plan of Distribution."
Use of proceeds
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders listed in this prospectus under "selling stockholders." To the extent proceeds are received upon exercise of the Warrants by the selling stockholders, we intend to use any such proceeds for general corporate and working capital purposes. See "Use of Proceeds."

Risk factors	See "Risk Factors" beginning on page 8, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Capital Market symbol	UNXL

(1) Of the 4,885,625 shares that could be resold pursuant to this prospectus, 1,770,956 shares are issuable upon conversion of the Notes; 96,296 shares are issuable if all interest is paid in shares; 1,151,121 shares are issuable upon exercise of the Warrants; and 1,867,252 additional shares are contractually required to be registered and included in this prospectus as a 100% share reserve. See "Risk Factors - Risks Relating to the Private Placement of Notes and Warrants." No one selling stockholder or group of affiliated stockholders would hold more than 4.99% or 9.99%, as applicable, of our stock in this situation, and there are 2 selling stockholders.

(2) Does not include the following amounts as of April 24, 2015: (i) additional shares of common stock that could be issuable upon conversion of the Notes in the event that shares of common stock are used to service interest on indebtedness; (ii) 1,929,077 shares of common stock issuable upon exercise of outstanding options; (iii) 290,459 shares issuable upon exercise of outstanding warrants other than the Warrants and (iv) 142,900 shares of common stock underlying restricted stock awards that have not yet vested.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Please see the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K and other filings we make with the SEC, which are incorporated by reference in this prospectus.  Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.  The risks and uncertainties we have described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

Risks Relating to the Private Placement of Notes and Warrants

Our stockholders will have a reduced ownership and voting interest after issuance of the shares issuable upon conversion of the Notes and exercise of the Warrants and may exercise less influence over management.

In the event the holders of the Notes and Warrants elect to exercise their conversion and/or exercise rights pursuant to these securities in full, and, without taking into account any adjustment to the conversion price or exercise price of the Notes and Warrants, respectively, an aggregate of 2,922,077 shares of our common stock could be issued upon conversion and exercise of the securities, based on $15,000,000 in principal amount of the Notes, without including shares issuable upon conversion of interest. Based on the current number of shares outstanding of 12,489,065, the new issuances would represent approximately 19%, of the shares outstanding after these issuances. In addition, although we have no intention of doing so, to the extent we issue shares to service the debt, the ownership percentages of the Note holders would increase incrementally. As a result, our current stockholders as a group would own a substantially smaller interest in us and may have less influence on our management and policies than they now have.

We could be required to make substantial cash payments upon an event of default or change of control under the Notes described below.

The Notes provide for events of default including, among others, payment defaults, cross defaults, material breaches of any representations or warranties, breaches of covenants that are not cured within the applicable time period, failure to perform certain required activities in a timely manner, failure to comply with the requirements under the Registration Rights Agreement described below, suspension from trading or failure of our common stock to be listed on an eligible market for certain periods and certain bankruptcy-type events involving us or a subsidiary.

Upon an event of default, a holder of the Notes may require us to redeem all or any portion of the Notes (including all accrued and unpaid interest and all interest that would have accrued), in cash, at a price equal to the greater of: (x) up to 115% of the amount being redeemed, and (y) the product of (A) the amount being redeemed and (B) the quotient determined by dividing (I) the greatest closing sale price of the shares of common stock from the event of default and ending on the date the holder delivers the redemption notice, by (II) the lowest conversion price in effect during such period. Under the terms of the Notes, in the event of transactions involving a change of control, the holder of a Note will have the right to require us to redeem all or any portion of the Note it holds in cash, at a price with a redemption premium of 125% calculated by the formula specified in the Notes.

If either an event of default or change of control occurs, our available cash could be seriously depleted and our ability to fund operations could be materially harmed.

If the anti-dilution provisions of the Warrants are triggered, there would be a decrease in the exercise price.

Although the initial exercise price of the Warrants is $9.63, which was a premium to the price prior to the closing of $7.70, the Warrants contain provisions that could adjust downward the exercise price. The Warrant contains a weighted average price protection provision that is operable for the first year following issuance of the Warrant, and full ratchet protection for the remaining four years.

Our repayment obligations to our selling stockholders under the Notes are secured by a perfected first priority security interest on all of our assets.

Our obligations to the selling stockholders under the Notes are secured by a lien on all of our assets pursuant to a pledge and security agreement, which was entered into with respect to the issuance of the Notes. If we default under the terms of the Notes, the selling stockholders may exercise various remedies against us, including acceleration of the entire remaining principal amount of the Notes and all accrued and unpaid interest thereon, and remedies against our collateral. An acceleration of the Notes or an exercise of remedies against our assets as collateral could have a material adverse effect on our ability to conduct our business or could force us to invoke legal measures to protect our business, including, but not limited to, for filing for protection under the U.S. Bankruptcy Code.

Risks Relating to our Business

We may not be able to successfully integrate the production of the Touch Sensors into our ongoing business operations, which may result in our inability to fully realize the intended benefits of the asset acquisition and license transactions, or may disrupt our current operations, which could have a material adverse effect on our business, financial position and/or results of operations.

We are in the process of integrating the production of the Touch Sensors into our business, and this process may absorb significant management attention, produce unforeseen operating difficulties and expenditures and may not produce the favorable business and market opportunities the asset acquisition and license transactions were intended to provide. If we are presented with appropriate opportunities, we may acquire other businesses or technologies. We may not be able to identify, negotiate, or finance any future acquisition successfully. If we engage in an acquisition transaction, the process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, incur debt, assume contingent liabilities, or create additional expenses related to amortizing intangible assets, any of which might harm our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that reduce our net income.

We may face increased competition when we lose the exclusivity of our Atmel and CIT licenses.

Under the terms of our Patent License Agreements with Atmel and CIT, we only have exclusive licenses for two years.  After such period, our licenses become non-exclusive.  Accordingly, we may face increased competition from third parties that may obtain similar non-exclusive access to the related intellectual property, which could delay or terminate our product development efforts, lead to higher costs and significant affect our financial results.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes incorporated by reference in this prospectus.

Fiscal Year Ended
	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010

Consolidated ratios of earnings to combined fixed charges and preferred stock dividends	N/A	N/A	N/A	N/A	N/A

For purposes of calculating the ratios above, earnings consist of net income from continuing operations plus provision for income taxes, (earnings) loss of equity investees, distributions of income from equity investees and fixed charges. Fixed charges include interest expense and the interest portion of rent expense which is deemed to be representative of the interest factor.

As of the date of this prospectus, we have no shares of preferred stock outstanding and have not declared or paid any dividends on preferred stock for the periods set forth above.

We did not record earnings for the any of the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010. Accordingly, our earnings were insufficient to cover fixed charges for such periods and we are unable to disclose a ratio of combined fixed charges and preference dividends to earnings for such periods. The dollar amount of the deficiency in earnings available for fixed charges and preference dividends for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 was approximately $25.7 million, $15.2 million, $9.0 million, $8.6 million and $3.8 million, respectively.

USE OF PROCEEDS

Unless we state otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes.  These purposes may include capital expenditures and additions to working capital.  When a particular series of securities is offered, the prospectus supplement relating to that series will set forth our intended use for the net proceeds we receive from the sale of the securities.  Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

The selling stockholders will receive all of the proceeds from the sale of such stockholders’ shares of common stock under this prospectus. We will not receive any proceeds from these sales. To the extent proceeds are received upon exercise of the Warrants for which we are registering the underlying shares on the registration statement of which this prospectus is a part, we intend to use any such proceeds for general corporate and working capital purposes. The selling stockholders will pay any underwriting discounts and agent's commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or "blue sky" laws.

 DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities sold by Uni-Pixel in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF THE SECURITIES THAT MAY BE OFFERED

Description of Common Stock

The following summary of the rights of our common stock is not complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our registration statement on Form S-3, of which this prospectus forms a part.  See “Where You Can Find More Information.”

We have 110,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 100,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

As of April 24, 2015 we had 12,489,065 shares of common stock outstanding.  Our authorized but unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock.  The shares of common stock are neither redeemable or convertible.  Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name.  No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  All of the outstanding shares of our common stock are fully paid and non-assessable.  The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Our common stock is listed on the NASDAQ Capital Market under the symbol “UNXL”.  On April 24, 2015, the last sale price of our common stock was $6.20 per share.  The transfer agent and registrar for our common stock is Securities Transfer Corporation.  Its address is 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, and its telephone number is (469) 633-0101.

Description of Preferred Stock

Our certificate of incorporation permits us to issue up to 10,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  We currently have no shares of preferred stock outstanding.

Subject to the limitations prescribed in our certificate of incorporation and under Delaware law, our certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

Description of Warrants

Warrants to Purchase Common Stock or Preferred Stock

We may issue warrants for the purchase of our preferred stock or common stock, which we refer to in this prospectus as “equity warrants”.  As explained below, each equity warrant will entitle its holder to purchase our equity securities at an exercise price set forth in, or to be determined as set forth in, the related prospectus supplement.  Equity warrants may be issued separately or together with equity securities.  The equity warrants are to be issued under equity warrant agreements.

The particular terms of each issue of equity warrants and the equity warrant agreement relating to the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants;

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants; and

•	the exercise price.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Description of Units

We may, from time to time, issue units comprised of one or more of the other securities described in this prospectus in any combination. A prospectus supplement will describe the specific terms of the units offered under that prospectus supplement, and any special considerations applicable to investing in those units. You must look at the applicable prospectus supplement and any applicable unit agreement for a full understanding of the specific terms of any units. We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement and incorporated documents. The terms of any units offered under a prospectus supplement may differ from the terms described below.

General

We may issue units consisting of common stock, preferred stock, warrants or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement and any incorporated documents the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any unit agreement under which the units will be issued; and
•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•           prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•           upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•           on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•           any merger or consolidation involving the corporation and the interested stockholder;

•           any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•           subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•           subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•           the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents.  Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.  Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting.  Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors which would allow holders of less than a majority of the stock to elect some directors.

Vacancies.  Our amended and restated bylaws provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Stockholders.  A special meeting of stockholders may only be called by our chairman of the board, the president or the board of directors.

Advance Notice.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

PRIVATE PLACEMENT OF CONVERTIBLE NOTES AND WARRANTS

On April 16, 2015, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with two accredited investors (the “Investors”) pursuant to which we agreed to issue and sell in a private placement to the Investors: (i) Notes in an aggregate principal amount of $15,000,000, and (ii) Warrants to purchase shares of our common stock equal to 65% of the number of shares into which the Notes were initially convertible. Pursuant to the terms of the Securities Purchase Agreement, we agreed to seek stockholder approval within 60 days of closing for the issuance of all shares underlying the Notes and the Warrants, as required by NASDAQ Listing Rules 5635(a) and (d). So long as stockholder approval is obtained within 60 days of closing and so long as we have satisfied, or the Investors have waived, certain conditions set forth in the Securities Purchase Agreement, the Investors have committed to investing an additional $5 million of Notes that will be funded on our request within 10 trading days of (a) our receipt stockholder approval and (b) this registration statement being declared effective. If such additional Notes are purchased, the number of shares of common stock issuable pursuant to the Warrants will be automatically increased pursuant to their terms.

The following is intended to provide a summary of the terms of the agreements and securities described above. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on April 17, 2015 with these transactions.

Notes and Warrant Securities Purchase Agreement

The Notes and Warrants were issued pursuant to the terms of the Securities Purchase Agreement, among us and the investors listed therein. The Securities Purchase Agreement provided for the sale of the Notes and Warrants for gross proceeds of $15,000,000 to us with the potential to receive an additional $5 million as set forth above.

Notes

Ranking and Security Interest

Pursuant to a Pledge and Security Agreement (the “Security Agreement”) we entered into in favor of Hudson Bay Fund LP as Collateral Agent, the Notes are secured by a perfected first priority security interest in all of our assets and are senior in right of payment to all of our existing and future indebtedness, subject to Permitted Liens, as defined in the Notes. With the exception of Permitted Liens, we have agreed that we will not grant a security interest in our assets so long as the Notes remain outstanding and that we will not incur any new debt except for Permitted Indebtedness, as that term is defined in the Notes.

Maturity Date

Unless earlier converted or redeemed, the Notes mature on April 16, 2016.

Interest and Payment of Interest

The Notes bear interest at a rate of 9% per annum, subject to increase to 18% per annum upon the occurrence and continuance of an event of default (as described below). Interest will be payable monthly in arrears commencing on June 1, 2015 and, so long as certain equity conditions have been satisfied, may be paid in shares of common stock at our option. We may also elect to pay interest in whole or in part in cash.  Interest on the Notes is computed on the basis of a 360-day year and twelve 30-day months.

Conversion of the Notes

The holders of the Notes may, at any time, elect to convert the Notes into shares of our common stock at the conversion price, subject to certain beneficial ownership limitations. The conversion price will be $8.47 per share (the “Conversion Price”), subject to adjustment as set forth in the Notes for stock splits, dividends, recapitalizations and similar events, which equaled 110% of the last closing price of our common stock prior to the execution and delivery of the Securities Purchase Agreement.

Redemptions of the Notes

Provided there has been no Equity Conditions Failure, as defined in the Notes, we will pay the Installment Amount, as defined in the Notes, by converting all or some of the Installment Amount into common stock (a “Company Conversion”). However, we may also, at our option, pay the Installment Amount by redeeming the Installment Amount in cash (a “Company Redemption”) or by any combination of a Company Conversion and a Company Redemption.

If we elect to redeem the Installment Amount, the Investors have the right to accelerate payment on each monthly redemption date of up to two monthly redemption amounts upon written notice to us. The Investors also have the right to defer payment of a monthly redemption amount.

Following an Event of Default, as defined in the Notes, the Investors may require us to redeem all or any portion of the Notes. The redemption amount may be paid in cash or with shares of our common stock, at the election of the Investor, at a price equal to the Event of Default Redemption Price, as defined in the Notes.

Events of Default

The Notes contain standard and customary events of default including but not limited to: (i) failure to register our common stock within certain time periods; (ii) failure to make payments when due under the Notes; (iii) breaches of covenants and (iv) bankruptcy or insolvency.

Following an event of default, the Investors may require us to redeem all or any portion of the Notes. The redemption amount may be paid in cash or with shares of our common stock, at the election of the Investor, at a price equal to the Event of Default Redemption Price, as defined in the Notes.

Fundamental Transactions

The Notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all of our obligations under the Notes under a written agreement and we obtain the prior consent of the holders of the Notes. A change of control that is consummated without prior consent is an event of default under the Notes. If we complete a permitted fundamental transaction, such as a merger in which we are not the surviving entity, the holders are entitled to receive the consideration they would have received had they fully converted their Notes and exercised their warrants without regarding to any contractual ownership limits.

Limitations on Conversion and Issuance

The Notes may not be converted and shares of common stock may not be issued under the Notes if, after giving effect to the conversion or issuance, the Investor together with its affiliates would beneficially own in excess of 4.99% or 9.99%, as applicable, of our outstanding shares of common stock. At each Investor’s option, the Notes ownership limitation blocker may be raised or lowered to any other percentage not in excess of 9.99%, as applicable, except that any raise will only be effective upon 61-days' prior notice to us.

Until such time we have obtained stockholder approval required by The NASDAQ Stock Market for the issuance of shares greater than 19.99% of its outstanding and outstanding shares of common stock on the Closing Date, we may not issue, upon conversion of the Notes, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the original issue date and prior to such conversion date (i) in connection with the conversion of any Notes issued pursuant to the Securities Purchase Agreement or as interest pursuant to the Notes and (ii) in connection with the exercise of any Warrants, would exceed that threshold of shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like occurring after April 16, 2015). We intend to hold the special meeting of stockholders for the purpose of obtaining that stockholder approval within 60 days of April 16, 2015.

Common Stock Purchase Warrants

Concurrently with the issuance of the Notes, we issued to each of the purchasers a Warrant to acquire shares of our common stock, or the Warrant Shares, equal to 65% of the shares issuable to each such purchaser upon conversion of the applicable Note. The Warrants are immediately exercisable ending at the close of business on April 16, 2020.

The initial exercise price for the purchase of the Warrant Shares equals $9.63, subject to adjustment as set forth in the Warrant. If, after the Closing Date, we issue or sell, or are deemed to have issued or sold, any shares of common stock (with the exception of certain Excluded Securities, as those are defined in the Warrants) for a consideration per share less than a price equal to the exercise price of the Warrants in effect immediately prior to such issue or sale (or deemed issuance or sale) (a “Dilutive Issuance”), then immediately after the Dilutive Issuance, (x) if the Dilutive Issuance occurs prior to the one year anniversary of the issuance date, then the exercise price then in effect will be reduced to an amount equal to the product of (A) the exercise price in effect immediately prior to the Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the exercise price in effect immediately prior to the Dilutive Issuance and the number of Common Shares Deemed Outstanding (as defined in the Warrants) immediately prior to the Dilutive Issuance plus (II) the consideration, if any, received by us on such Dilutive Issuance, by (2) the product derived by multiplying (I) the exercise price in effect immediately prior to the Dilutive Issuance by (II) the number of Common Shares Deemed Outstanding immediately after the Dilutive Issuance and (y) if the Dilutive Issuance occurs after the one year anniversary of the issuance date but within five years of the issuance date, the exercise price then in effect will be reduced to an amount equal to the price of the shares of common stock issued in the Dilutive Issuance. The Warrants will be exercisable for cash, but if a prospectus covering the shares of common stock underlying the Warrants is not available, the holders may exercise the Warrants using a cashless exercise provision. The Warrants may not be exercised if, after giving effect to the exercise, the Investor would beneficially own in excess of 4.99% or 9.99% of the outstanding shares of common stock, depending on the holder. At the holder’s option, the cap applicable to the exercise of the Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.  If at any time after the initial exercise date, there is no registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the holder thereof, then the Warrant may also be exercised, in whole or in part, at such time by means of a "cashless exercise" as set forth in the Warrant.

Other Information Related to the Notes and Warrant Private Placement

Registration Rights

Under the terms of a registration rights agreement that we entered into in connection with the private placement of the Notes, Warrants and shares of common stock described above, we are required to register for resale the shares of common stock that are issuable upon conversion of the Notes and additional shares that could be used as payment of monthly interest and exercise of the Warrants (plus an additional 100% in excess of the number of shares issuable upon conversion of the Notes) as well as the common stock sold in the private placement. The registration statement of which this prospectus forms a part was filed to satisfy this obligation under the registration rights agreement. The registration rights agreement contains deadlines we must meet to ensure that we are using our reasonable best efforts to cause the registration statement to be declared effective as soon as possible. The registration rights agreement provides for the payment of partial liquidated damages of one percent of the principal amount of the Notes per month in the event we fail to meet certain specified deadlines, including initial filing, responding to comments of the Staff within a specified period of time and requesting acceleration within a specified time after being advised by the Staff of the ability to do so; however, the registration rights agreement does not contain an absolute deadline for effectiveness of the registration statement.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders pursuant to the terms of the Notes and upon exercise of the Warrants.  For additional information regarding the issuance of those Notes and Warrants, see "Private Placement of Convertible Notes and Warrants" above.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the Notes and the Warrants issued and to be issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the Notes and Warrants, as of April 24, 2015, assuming conversion of all Notes and exercise of all Warrants held by the selling stockholders on that date, without regard to any limitations on conversion, amortization, redemption or exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus covers the resale of the sum of (i) 200% of the maximum number of shares of common stock issued and issuable pursuant to the Notes issued and issuable pursuant to the Securities Purchase Agreement as of the Trading Day, as defined in the Securities Purchase Agreement, immediately preceding the date the registration statement is initially filed with the SEC, and (ii) the maximum number of shares of common stock issued and issuable upon exercise of the Warrants issued and issuable pursuant to the Securities Purchase Agreement as of the Trading Day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Notes and the Warrants, a selling stockholder may not convert the Notes or exercise the Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, depending on the specific terms applicable to such stockholder, of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Notes which have not been converted and upon exercise of the Warrants which have not been exercised.  The number of shares in the second column does not reflect this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering
Hudson Bay Master Fund Ltd. (3)(4)	2,629,869	4,397,063	0
Capital Ventures International (5)(6)	292,207	488,562	0

(1)	Does not include any shares potentially issuable in payment of interest because the determination of whether to pay interest shares is in our discretion.

(2)
Represents 200% of the shares of common stock issuable pursuant to the terms of the Notes, including shares issuable as payment of interest, without regard to any restrictions or limitations on the number of shares of common stock issuable pursuant to the terms of the Notes.

(3)
Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P.  Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(4)	Amount includes 1,036,009 shares of common stock underlying a Warrant.

(5)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI.  Mr. Kobinger disclaims any such beneficial ownership of the shares.  CVI is affiliated with one or more registered broker-dealers.  CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(6)	Amount includes 115,112 shares of common stock underlying a Warrant.

PLAN OF DISTRIBUTION

Company Distributions

We may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NASDAQ Capital Market or sales made through a market maker other than on an exchange or other similar offerings through sales agents; or

•	otherwise through any other method permitted by applicable law or a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•
enter into option or other types of transactions that require the delivery of shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. Any prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale

•	in transactions in the over-the-counter market;

•
in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade

•	through the writing of options; or

•	through other types of transactions

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•
in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares during and after this offering, but those underwriters will not be obligated to do so and may discontinue any market making at any time. Specifically, the underwriters may over-allot or otherwise create a short position in the common shares for their own accounts by selling more common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing common stock in the open market and may impose penalty bids. If penalty bids are  imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

We are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by any person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of us.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

Any broker-dealer participating in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any securities such entity sells pursuant to this prospectus.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Stockholders’ Distributions

We are registering the shares of common stock issuable pursuant to the terms of the Notes and upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Notes and Warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Richardson & Patel, LLP.

EXPERTS

PMB Helin Donovan, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement.  Our consolidated financial statements are incorporated by reference in reliance on PMB Helin Donovan, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith.  For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement.  A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room.  The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.unipixel.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents.  You should read carefully the information incorporated herein by reference because it is an important part of this prospectus.  We hereby incorporate by reference the following documents into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 26, 2015;

•	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on January 27, 2015;

•	Our Current Reports on Form 8-K filed with the SEC on February 12, 2015, February 20, 2015, February 26, 2015, April 17, 2015, April 23, 2015, and April 27, 2015; and

•
The description of our common stock included in our Registration Statement on Form 8-A/A, as filed with the SEC on December 9, 2010 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K), after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents.  Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Uni-Pixel, Inc., 8708 Technology Forest Place, Suite 100, The Woodlands, Texas 77381 Attn: Chief Financial Officer, (281) 825-4500.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution.

The following statement sets forth the expenses and costs expected to be incurred by Uni-Pixel, Inc. in connection with the distribution of its securities being registered in this registration statement.  All amounts other than the SEC registration fee are estimates.

SEC registration fee	$12,274.54
Transfer agent’s fees and expenses	$1,000.00
Legal fees and expenses (1)	$40,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous fees and expenses	$5,000.00

Total	$63,274.54

(1)
Includes fees and disbursements of legal counsel to the selling stockholders identified herein in connection with this registration statement which are reimbursable by us, up to $15,000, in accordance with the registration rights agreement with the selling stockholders.

Item 15.                      Indemnification of Officers and Directors.

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Item 16.                      Exhibits.

a) Exhibits.

Exhibit No.	Description of Document
1.1	Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation of Uni-Pixel, Inc. (2)
3.2	Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation of Uni-Pixel, Inc. (2)
3.3	Amended and Restated Bylaws of Uni-Pixel, Inc. (1)
4.1	Form of common stock certificate (3)
5.1	Opinion of Richardson & Patel, LLP (5)
10.1	Form of Senior Secured Convertible Note (4)
10.2	Form of Warrant (4)
23.1	Consent of PMB Helin Donovan, LLP (5)
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1) (5)

*
To be filed, if necessary, after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference to a Current Report on Form 8-K filed in connection with an underwritten offering of the shares offered hereunder.

(1)	Previously filed as an exhibit to the Company’s Form 10-SB, filed on February 18, 2005, and incorporated by reference hereto.
(2)	Previously filed as an exhibit to the Company’s Form S-1, Amendment No. 3, filed on December 1, 2010, and incorporated by reference hereto.
(3)	Previously filed as an exhibit to the Company’s Form 10-KSB, filed on March 28, 2006, and incorporated by reference hereto
(4)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 17, 2015, and incorporated by reference hereto.
(5)	Filed herewith.

Item 17.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however , that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on April 28, 2015.

UNI-PIXEL, INC.

By:	/s/ Jeff A. Hawthorne
Jeff. A Hawthorne
Chief Executive Officer, (Principal Executive Officer)

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeff A. Hawthorne	Chief Executive Officer (Principal Executive Officer), President and Director	April 28, 2015
Jeff A. Hawthorne

/s/ Jeffrey W. Tomz	Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary	April 28, 2015
Jeffrey W. Tomz

/s/ Bernard T. Marren	Chairman of the Board of Directors	April 28, 2015
Bernard T. Marren

/s/ Carl J. Yankowski	Director	April 28, 2015
Carl J. Yankowski

/s/ Bruce I. Berkoff	Director	April 28, 2015
Bruce I. Berkoff

/s/ Ross A. Young	Director	April 28, 2015
Ross A. Young

/s/ William Wayne Patterson	Director	April 28, 2015
William Wayne Patterson

/s/ Anthony J. LeVecchio	Director	April 28, 2015
Anthony J. LeVecchio

/s/ Malcolm J. Thompson	Director	April 28, 2015
Malcolm J. Thompson